EXHIBIT 99.1
ATHEROGENICS, INC.

FOR IMMEDIATE RELEASE

AtheroGenics Reports Second Quarter 2005 Financial Results

ATLANTA, GA - July 21, 2005 - AtheroGenics, Inc. (Nasdaq: AGIX), a pharmaceutical company focused on the treatment of chronic inflammatory diseases, today reported financial results for the second quarter and six months ended June 30, 2005.

Research and development expenses for the second quarter increased to $19.4 million, compared to $13.8 million for the comparable quarter in 2004. For the six months ended June 30, 2005, research and development expenses increased to $35.5 million, compared to $27.8 million for the same period in 2004. This anticipated increase in research and development spending was due primarily to clinical trial expenditures associated with the Company’s lead compound AGI-1067, principally for the ongoing ARISE Phase III clinical study, partially offset by reduced spending in other programs, including the discontinued AGIX-4207 program in rheumatoid arthritis.

General and administrative expenses for the second quarter ended June 30, 2005, increased to $2.2 million compared to $1.8 million for the same period in the prior year. For the six months ended June 30, 2005, general and administrative expenses increased to $4.1 million compared to $3.4 million for the same period in 2004. The increase during both periods reflects market development and other pre-commercialization costs associated with AGI-1067, higher legal fees and compensation, as well as other inflationary increases.

AtheroGenics recorded interest expense of $2.3 million during the quarter, compared to interest expense of $1.3 million in the second quarter of 2004. Interest expense for the first six months of 2005 was $4.4 million, as compared to interest expense of $2.6 million for the first half of 2004. The higher interest in 2005 relates to the $200 million principal amount of 1.5% convertible notes due 2012, issued by the Company in January 2005.

AtheroGenics’ net loss for the second quarter of 2005 was $22.2 million, or $(0.59) per share, as compared to $16.5 million, or $(0.45) per share, reported for the same period in 2004. Net loss for the first six months of 2005 was $40.8 million, or $(1.09) per share, as compared to a net loss of $33.1 million or $(0.90) per share for the first half of 2004.

At June 30, 2005, cash, cash equivalents and short-term investments totaled $219.4 million.

Clinical Highlights
▪
On July 8, AtheroGenics closed patient recruitment for the ARISE trial, with pre-randomization checks to be completed over the next few weeks. ARISE, an international cardiovascular event study of oral drug candidate AGI-1067, recently reached its 6,000-patient target and expects to complete enrollment shortly, resulting in approximately 6,100 patients in the study.

Corporate Highlights
▪
AtheroGenics appointed Joseph M. Gaynor, Jr. to the newly created position of Vice President and General Counsel. Mr. Gaynor joined AtheroGenics from UCB Pharma, where he was most recently Vice President, General Counsel and Secretary for all U.S. subsidiaries of the Belgian pharmaceuticals group.

▪
The Company today announced that Martin A Wasserman, Ph. D., Senior Vice President of Discovery Research and Chief Scientific Officer, is retiring effective August 1, 2005. AtheroGenics will begin an immediate search for a Vice President of Discovery Research and Dr. Wasserman has agreed to serve in a transitional role until a successor is named.

▪
On July 14, 2005, plaintiffs in purported securities class action lawsuits voluntarily dismissed the actions that were filed against AtheroGenics and some of its executive officers and directors in the United States District Court for the Northern District of Georgia, Atlanta division, in January 2005. The consolidated case in the Southern District of New York and the Company’s motion to transfer the New York case to the Northern District of Georgia remain pending.

"We are pleased with the progress that has been made in our ARISE clinical study and in our drug discovery programs," stated Russell M. Medford, M.D., Ph.D., President and Chief Executive Officer. "Contributing to the Company’s growth and success has been our Senior Vice President of Discovery Research and Chief Scientific Officer, Dr. Marty Wasserman, who will be leaving us to retire soon. We congratulate him on his achievements and wish him a long and happy retirement.”

Webcast and Conference Call Information
There will be a conference call and simultaneous webcast today at 9:00 a.m. ET to discuss AtheroGenics’ second quarter 2005 financial results and to provide a Company update. To access the call, dial 1-877-407-8031 (domestic) or 1-201-689-8031 (international), five minutes prior to the start time. A replay of this call will be available from 11:00 a.m. ET on July 21, until 11:59 p.m. ET on July 28, 2005. Rebroadcast numbers are 1-877-660-6853 (domestic) or 1-201-612-7415 (international), account number 286 and conference ID number 158689. To access the call by live webcast, please log on to the Investor Relations/Investor Calendar section of the AtheroGenics website at http://www.atherogenics.com/investor/q2earnings.html. An archived version of the webcast will be available at the same location through September 21, 2005.

About AtheroGenics
AtheroGenics is focused on the discovery, development and commercialization of novel drugs for the treatment of chronic inflammatory diseases, including heart disease (atherosclerosis), rheumatoid arthritis and asthma. The Company has two drug development programs currently in the clinic. AtheroGenics’ lead compound, AGI-1067, is being evaluated in the pivotal Phase III clinical trial called ARISE, as an oral therapy for the treatment of atherosclerosis. AGI-1096 is a novel, oral agent in Phase I that is being developed for the prevention of organ transplant rejection in collaboration with Astellas. AtheroGenics also has preclinical programs in rheumatoid arthritis and asthma utilizing its novel vascular protectant® technology. For more information about AtheroGenics, please visit www.atherogenics.com.

This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that relate to events or developments that we expect or anticipate will occur in the future are deemed to be forward-looking statements, and can be identified by words such as "believes," "intends," "expects" and similar expressions. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements. These risks include statements which address operating performance, events or developments that we expect or anticipate will occur in the future, such as projections about clinical trial results, our future results of operations or our financial condition, research, development and commercialization of our product candidates, anticipated trends in our business, and other risks that could cause actual results to differ materially.  These and other risks are discussed in AtheroGenics' Securities and Exchange Commission filings, including, but not limited to, the risks discussed in AtheroGenics' Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2004, and our Quarterly Report on Form 10-Q for the first quarter of 2005. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

AtheroGenics, Inc.	Investor Relations	Media Relations
Mark P. Colonnese	Lilian Stern	Katie Brazel
Chief Financial Officer	Stern Investor Relations, Inc.	Fleishman Hillard
678-336-2511	212-362-1200	404-739-0150
investor@atherogenics.com	lilian@sternir.com	brazelk@fleishman.com

AtheroGenics, Inc.
Statements of Operations
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2005	2004	2005	2004

Revenues	$—	$—	$—	$—

Operating expenses:
Research and development	19,380,868	13,836,448	35,535,938	27,847,193
General and administrative	2,231,731	1,761,507	4,052,549	3,431,609
Total operating expenses	21,612,599	15,597,955	39,588,487	31,278,802

Operating loss	(21,612,599)	(15,597,955)	(39,588,487)	(31,278,802)
Interest and other income	1,677,608	375,095	3,125,512	746,083
Interest expense	(2,270,388)	(1,302,299)	(4,373,961)	(2,595,140)
Net loss	$(22,205,379)	$(16,525,159)	$(40,836,936)	$(33,127,859)

Net loss per share -
basic and diluted	$(0.59)	$(0.45)	$(1.09)	$(0.90)

Weighted average shares
outstanding - basic and diluted	37,716,509	37,015,455	37,625,069	36,941,064

Balance Sheet Data
(Unaudited)

	June 30,	December 31,
	2005	2004

Cash, cash equivalents and short-term investments	$219,360,561	$66,924,015
Working capital	212,924,429	59,719,811
Total assets	234,507,044	74,462,327
Long-term obligations, less current portion	300,070,889	100,000,000
Accumulated deficit	(252,957,483)	(212,120,547)
Total shareholders’ deficit	(75,592,731)	(35,942,382)